Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 2, 2020 (except as to Note 21, as to which the date is November     , 2020), in the Registration Statement (Amendment No. 2 to Form S-1 No. 333-249648) and related Prospectus of Sotera Health Company (formerly known as Sotera Health Topco, Inc.) for the registration of shares of its common stock.

Ernst & Young LLP

Akron, Ohio

The foregoing consent is in the form that will be signed upon the completion of the stock split described in Note 21 to the consolidated financial statements.

/s/ Ernst & Young LLP

Akron, Ohio

November 12, 2020